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EXHIBIT 23--CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-33499 and 33-60773) pertaining to the Employee Stock Purchase Plan, 1987 Employee Stock Option Plan, 1989 Stock Option Plan for Non-Employee Directors, and 1986 Incentive Stock Plan of Children's Comprehensive Services, Inc. and in the related Prospectus of our report dated May 15, 1996, with respect to the consolidated financial statements and schedule of Children's Comprehensive Services, Inc. included in the Annual Report (Form 10-K) for the year ended March 31, 1996.




                               Ernst & Young LLP

Nashville, Tennessee
June 28, 1996